Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BODY CENTRAL ACQUISTION CORP.

Body Central Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:  That by unanimous written consent the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing the holders of the capital stock of said corporation to consider said amendment and to indicate their approval and adoption thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED:                    That Article FIRST of the Second Amended and Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended in its entirety to read as follows:

The name of this corporation is Body Central Corp. (the “Corporation”).

RESOLVED:                    That the first sentence of Article FOURTH of the Second Amended and Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended to read as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) [                ] shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 530,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

Simultaneously with the effectiveness of the filing hereof (the “Split Effective Time”), each share of Common Stock issued and outstanding or held as treasury shares immediately prior to the Split Effective Time shall, automatically and without any action on the part of the holder thereof, be split into [          ] shares of Common Stock, and any fractional interests resulting from such split will be cancelled and a cash payment therefor made by the Corporation to the appropriate stockholder or stockholders in lieu of issuing such fractional interests.  Each holder of a certificate or certificates that, immediately prior to the Split Effective Time, represented outstanding shares of Common Stock (the “Old Certificates”) shall, from and after the Split Effective Time, be entitled to receive, upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates representing the shares of Common Stock into which the shares of Common Stock formerly represented by such Old Certificates so surrendered are split under the terms hereof.  All share amounts and per-share amounts reflected herein (other than the per-share split number set forth in this paragraph) are set forth on a post-split basis as if the stock split contemplated by this paragraph had become effective and been implemented prior to the filing hereof.  Without limiting the generality of the provisions of the immediately preceding sentence, all of the share amounts and the par value per-share amounts set forth in the immediately preceding paragraph of this Article Fourth are set forth on a post-split basis as if the stock split contemplated by this paragraph had become effective and been implemented prior to the filing hereof.

RESOLVED:    That except as expressly amended hereby no other aspect of such Article FOURTH shall be modified hereby.

SECOND:  The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and written notice of such consent has been given to all stockholders who have not consented in writing to such amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by the undersigned officer on this        day of                           , 2010.

Body Central Acquisition Corp.

By:
Name:	B. Allen Weinstein
Title:	President and Chief Executive Officer